AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment to Securities Purchase Agreement (the “Amendment”) is made July __, 2013 and is deemed effective as of March 22,, 2013, and amends the Securities Purchase Agreement dated March 22, 2013 (the “Agreement”), by and among:

1. Medbox, Inc., a Nevada corporation (“Medbox”); and
2. Vapor Systems, International, LLC, a Florida limited liability company (the “Vapor”).

W I T N E S S E T H

WHEREAS, the parties to the Amendment desire to amend the Agreement pursuant to this Amendment.  All other terms and conditions of the Agreement shall remain in full force and effect.

Section 2.1(b)(i) of the Agreement is amended in its entirety as follows:

“i.           The market value of the Vaporfection International, Inc. Common Stock, $.001 par value $.001 has been determined by the Parties to be 260,854 Medbox Warrants.

Section 2.1(b)(ii) of the Agreement is amended in its entirety as follows:

“2.1(b)(ii)                      [intentionally omitted]”

Section 3.1 of the Agreement is amended in its entirety as follows:

“3.1           [intentionally omitted]”

Section 3.2 of the Agreement is amended in its entirety as follows:

“3.2           Vapor shall be restricted from selling, pledging, or borrowing against shares of Medbox Common Stock issuable upon exercise of the Warrants, for a period of twelve (12 months from the Closing Date (the “Lock-Up”.  The transfer restrictions contained in the Annex I to the Warrants issued pursuant to this Agreement (from which these share transfer restrictions flow) shall be hereby amended to reflect the Section 3.2 restrictions contained herein.”

Section 3.3 of the Agreement is amended in its entirety as follows:

“3.3           “[intentionally omitted]”

Section 3.4 of the Agreement is amended in its entirety as follows:

“3.4           “[intentionally omitted]”

Section 3.5 of the original Agreement is deleted in its entirety and replaced with the following:

“3.5           Future Performance Shares.  Vapor shall receive additional shares of Medbox Common Stock if the cumulative EBTIDA of Vaporfection International, Inc. during the period March 23, 2013 through and including March 31, 2017 is at least 70% of $16,883,057.

i.           Medbox will issue to the parties set forth in Section 3.5(iii) such number of additional shares of Medbox Common Stock (“Future Performance Shares”) as is equal to (A) the amount of Adjusted EBTIDA cash flow value, which is the EBTIDA cash flows set forth in this Section 3.5 (at least 70% of $16,883,057 during the period March 23, 2013 through March 31, 2017), minus $7,597,376, then divided by (B) the average Closing Price of Medbox Common Stock for the ten-day period preceding the final date this computation is performed, which shall be April 1, 2017.
ii.           The Future Performance Shares computation set forth in Section 3.5(i) shall be computed on an annual basis on each April 1 beginning on April 1, 2014 using cumulative EBTIDA to the date immediately preceding the date of calculation and the average Closing Price of Medbox Common Stock for the ten-day period preceding such computation date.  Any Performance Shares due based on such calculation shall be distributed within fifteen (15) days of the applicable computation date as follows: 25% shall be distributed as set forth in Section 3.5(iii) with 75% being retained by Medbox to serve as a carryover reserve provision for years with a shortfall in EBTIDA earnings or if the actual amount of Future Performance Shares due pursuant to Section 3.5(i) shall change as a result of increases in the average Closing Price of Medbox Common Stock for the ten-day period preceding April 1, 2017.  Release of any carryover reserves, to the extent due pursuant to the calculation set forth in Section 3.5(i), shall occur within fifteen (15) days of April 1, 2017.
iii.           Any Future Performance Shares to be issued pursuant to this Section 3.5 shall be distributed as follows: Seventy percent (70%) to Vapor, twenty percent (20%) to the responsible parties, i.e., management of Vaporfection International, Inc. and ten percent (10%) to Postma Realty Investments Management, Inc., independent contractor of Vaporfection International, Inc.
iv.           Notwithstanding the above, no fractional shares of Medbox Common Stock will be issued pursuant to this Section 3.5.  If the calculations set forth in this Section 3.5 would result in the issuance of fractional shares, any such amounts shall be rounded down to the nearest whole number of shares such that only whole shares of Medbox Common Stock are issued.”

Section 8.11 of the Agreement is added as follows:

“Section 8.11 Closing Date.   Parties agree that the closing date of the agreement shall be April 1, 2013.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

Medbox, Inc. /S/ Vincent Mehdizadeh _____________________________ By: Vincent Mehdizadeh Its: COO	Vapor Systems, International, LLC /S/ Herb Postma _____________________________ By: Herb Postma Its: CEO